EXHIBIT 99.2
Camco Financial Announces Quarterly Cash Dividend
Cambridge, Ohio — Camco Financial Corporation (Nasdaq: CAFI) today announced a quarterly cash dividend of $0.15 cents per share. The dividend was declared December 7, 2007, for shareholders of record on January 8, 2008, and is payable on January 18, 2008.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services for communities in Ohio, Kentucky and West Virginia.
Additional information about Camco may be found on Camco’s web site:
www.camcofinancial.com